Exhibit 23.5

		New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax
November 7, 2014

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

JPMorgan Chase & Co., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 in order to register under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, the Company’s Global Medium-Term Notes, Series E (the “Notes”), to be issued from time to time pursuant to the Indenture dated as of May 25, 2001 between the Company and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as trustee, as supplemented by a First Supplemental Indenture dated as of April 9, 2008, a Second Supplemental Indenture dated as of November 14, 2011 and a Third Supplemental Indenture dated as of September 24, 2014.

We hereby consent to any reference to us, in our capacity as special tax counsel to the Company, or any opinion of ours delivered in that capacity in a pricing supplement relating to the offer and sale of any particular Notes prepared and filed by the Company with the Commission on this date or a future date.

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP